EXHIBIT 99.1
STATER BROS. MARKETS
TO SELL SANTEE DAIRIES, INC.
SAN BERNARDINO, CALIFORNIA — Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings, Inc. has announced today that the company’s wholly owned subsidiary, Stater Bros. Markets, has agreed in principle to sell Santee Dairies to Dean Foods, America’s largest dairy.
Mr. Brown stated, “The future growth of Santee Dairies products was limited because most potential customers are competing supermarket chains that already operate their own dairies and have been advised by their parent corporations not to purchase products, other than Knudsen fluid milk and Arnold Palmer Tee, from Santee Dairies, which they feel would help with the expansion of Stater Bros. Markets. At Stater Bros., we try to do the right thing...for the right reason. The right thing is to sell Santee Dairy to Dean Foods, America’s largest dairy, to insure the continued growth of Santee. The right reason is to protect the future of the Santee ‘Family’ of Employees.”
Dean Foods is the largest processor and distributor of milk and other dairy products in America, selling products under more than 50 familiar local and regional brands.
Dean Foods manufactures products in more than 100 facilities in 36 states and employs more than 26,000 people.
Brown further added, “This is clearly the best decision for the future growth of Santee Dairies. Stater Bros. Markets will continue to purchase Santee’s fine dairy products, including its Knudsen Blue Ribbon label products, and sell them at our popular low, low prices.”
The transaction is expected to be completed within the next few months, according to Mr. Brown.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR
OVER 73 GOLDEN YEARS
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